Exhibit 10.94

FTI Consulting
500 East Pratt Street
Suite 1400
Baltimore, MD 21202 410.951.4800 main 410.224.3552 fax
www.fticonsulting.com

Personal and Confidential

April 26, 2006

Mr. Eric B. Miller

4325 Wickford Road

Baltimore, MD 21210

Dear Eric:

We are delighted to extend to you the following offer for employment at FTI Consulting, Inc. (the “Company”). The terms of your employment will be as follows:

Position – Senior Vice President, General Counsel.

Effective Date – Your employment will commence on or before May 22, 2006.

Base Salary – $500,000 per year.

Bonus Opportunity – You will receive a guaranteed minimum bonus of $225,000 by no later than March 15, 2007 and 2008, and thereafter will participate in a bonus program for senior executive officers with a bonus opportunity of up to one (1.0) times your base salary upon achievement of corporate and individual goals. Within 60 days of your hire date, we will establish individual goals for the remainder of 2006.

Stock Options – Initial grant of stock options for 50,000 shares of common stock. The exercise price will be the closing price of a share of the Company as reported on the NYSE as of the date of the grant. The grant will be subject to the approval of a new stock option plan by shareholders at the Company’s Annual Meeting on June 6, 2006. The options will vest ratably over three years from the date of grant. You will be eligible for regular annual stock option grants beginning in 2007 on a basis consistent with grants to the Company’s other similarly situated senior executive officers. Other terms and conditions of the stock options will be substantially similar to those granted to the Company’s other senior executive officers.

Restricted Stock – Initial grant of 10,000 shares of common stock on the Effective Date, vesting ratably over three years. Other terms and conditions of the restricted stock awards will be substantially similar to those granted to the Company’s other senior executive officers.

Severance Protection – In the event that you are terminated without Cause or terminate your employment for Good Reason (i) within three years from the Effective Date of your

Mr. Eric Miller

April 26, 2006

employment, or (ii) after three years from the Effective Date of your employment during the two year period following a Change of Control, you will be entitled to a cash payment of (i) your then current base salary plus (ii) the higher of your target bonus (one times your then current base salary) or the actual bonus you earned before termination (the “Severance Payment”). For this purpose, Cause, Good Reason and Change in Control are defined as provided in the Company’s employment agreements with its senior officers, except to the extent Good Reason is modified by the “Location” provision set forth below. In addition, in the event you become entitled to receive the Severance Payment, at that time all of the initial grants of stock options and restricted stock described in this agreement shall vest immediately to the extent such stock options and restricted stock have not otherwise fully vested.

Benefits – You will be eligible for standard employee benefits.

Location – Baltimore, if the executive offices of the Company are located in Baltimore. In the event the executive offices of the Company are moved to any location outside the Baltimore-Washington, D.C. metro area, you will be entitled to terminate your employment for Good Reason.

Employment at Will – You will be an employee-at-will.

We are very enthusiastic about the potential of you joining FTI in a role which we feel will be extremely important to our long term growth. In the position of Senior Vice President, General Counsel, you will report directly to John MacColl (Chief Legal and Risk Officer), have a seat on the Executive Committee, and be responsible for oversight of our legal activities.

We look forward to discussing this opportunity in detail with you and hope that we can develop a meeting of the minds so that you can quickly join the FTI team.

Yours truly,

/S/ DENNIS SHAUGHNESSY	/S/ JACK DUNN
Dennis Shaughnessy	Jack Dunn

Accepted and Agreed:

/S/ ERIC B. MILLER	5/1/06
Eric B. Miller	Date